EXHIBIT 99.1

BioCryst Reports Second Quarter 2025 Financial Results and Provides Business Update

—Q2 2025 ORLADEYO net revenue of $156.8 million (+45 percent y-o-y)—

—Q2 2025 operating profit of $29.8 million (+239 percent y-o-y); non-GAAP operating profit of $57.0 million (+160 percent y-o-y)—

—Company makes additional $50 million paydown of term debt and plans to retire all remaining term debt with proceeds of sale of European ORLADEYO business—

RESEARCH TRIANGLE PARK, N.C., Aug. 04, 2025 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today reported financial results for the second quarter ended June 30, 2025, and provided a corporate update.

“The financial performance this quarter is the best in the company’s history resulting from better-than-expected revenue growth and very meaningful operating profit. In the fifth year since approval, ORLADEYO revenue and demand have never been stronger, and this is driven by outstanding execution and increasing confidence in the product. Our accelerating operating profit and the sale of our European ORLADEYO business strengthen our financial position to deliver even greater value, and our pipeline remains on track for initial data later this year in two clinical programs,” said Jon Stonehouse, chief executive officer of BioCryst.

 ORLADEYO® (berotralstat): Oral, Once-daily Treatment for Prevention of Hereditary Angioedema (HAE) Attacks

  ORLADEYO net revenue in the second quarter of 2025 was $156.8 million (+45 percent year-over-year (y-o-y)).

  New patient prescriptions in the second quarter were the highest ever in a quarter, beating those in the first quarter of the launch by over 10 percent.

  The number of new prescribers of ORLADEYO in the U.S. in the second quarter increased to 69, up from 59 in the first quarter.

  Patient discontinuations in the U.S. were lower in the first half of 2025 than in the first half of 2024, despite the larger base of patients taking ORLADEYO.

  New real-world data from over 350 patients with HAE with normal C1 inhibitor showed substantial reductions in attack rates with ORLADEYO, reinforcing its value for a historically underserved patient segment and providing strong evidence to close both treatment and reimbursement gaps.

  Sales from the U.S. contributed 89.5 percent of global ORLADEYO net revenues in the second quarter.

“ORLADEYO continued its upward trajectory in the second quarter, delivering our strongest quarter yet for new patient prescriptions and revenue. Growth was fueled by increasing demand in the U.S. and internationally, improved efficiency in getting paid shipments, fewer discontinuations, gross-to-net improvements, and continued impact of our real-world evidence generation—especially for patients with HAE with normal C1 inhibitor. With this momentum, we are confident in meeting our prior full-year guidance, even when factoring in the expected removal of European ORLADEYO sales in the fourth quarter,” said Charlie Gayer, president and chief commercial officer of BioCryst.

Rare Disease Pipeline

Our goal is to build on our success with ORLADEYO by bringing additional selected, highly differentiated products to patients with rare diseases.

  The Prescription Drug User Fee Act goal date for the company’s new drug application for ORLADEYO granules in children with HAE aged 2 to 11 is December 12, 2025. ORLADEYO would be the first targeted oral prophylactic therapy for children with HAE.

  BCX17725, an investigational KLK5 inhibitor for the treatment of Netherton syndrome, is enrolling a phase 1 trial in healthy volunteers and patients. The company expects initial data from this program by the end of the year.

  Avoralstat, an investigational plasma kallikrein inhibitor for the treatment of diabetic macular edema (DME), is enrolling a phase 1 trial in patients. The company expects initial data from this program by the end of the year.

Second Quarter 2025 Financial Results

For the three months ended June 30, 2025, total revenues were $163.4 million, compared to $109.3 million in the second quarter of 2024 (+50 percent y-o-y). The increase was primarily due to $156.8 million in ORLADEYO net revenue in the second quarter of 2025, compared to $108.3 million in ORLADEYO net revenue in the second quarter of 2024 (+45 percent y-o-y).

Research and development expenses for the second quarter of 2025 increased to $43.4 million from $37.6 million in the second quarter of 2024 (+15 percent y-o-y), primarily due to an increase in preclinical and early clinical work for avoralstat and BCX17725, investigational new drug application-enabling activities for early phase pipeline programs, and stock-based compensation. These increases were partially offset by the discontinuation and close-out of the Factor D programs and ORLADEYO-related regulatory, safety, quality, and manufacturing expenses, previously recorded in research and development, that are now recorded in selling, general, and administrative to reflect the program’s commercial progression.

Selling, general and administrative expenses for the second quarter of 2025 increased to $87.4 million, compared to $61.2 million in the second quarter of 2024 (+43 percent y-o-y). Approximately $10.7 million of the increase was driven by deal-related costs and stock-based compensation. Approximately $6.5 million was driven by ORLADEYO-related regulatory, safety, quality, and manufacturing expenses, previously recorded in research and development, that are now recorded in selling, general, and administrative to reflect the program’s commercial progression. The remainder was driven by the growth of ORLADEYO and general and administrative expenses.

Operating income for the second quarter of 2025 was $29.8 million, compared to $8.8 million for the second quarter of 2024. Non-GAAP operating income, excluding stock-based compensation expense and deal-related costs, was $57.0 million for the second quarter of 2025, compared to $21.9 million for the second quarter of 2024.

Interest expense was $21.6 million in the second quarter of 2025, compared to $24.7 million in the second quarter of 2024 (-13 percent y-o-y). The decrease was primarily the result of the $75 million partial prepayment on the outstanding principal amount under the Pharmakon Term Loan in April 2025, and the decrease in the effective interest rate related to the Pharmakon Loan Agreement.

Net income for the second quarter of 2025 was $5.1 million, or $0.02 per share, compared to a net loss of $12.7 million, or $0.06 per share, for the second quarter of 2024. Non-GAAP net income, excluding stock-based compensation expense and deal-related costs, was $32.3 million, or $0.15 per share, for the second quarter of 2025, compared to $0.5 million, or $0.00 per share, for the second quarter of 2024.

Cash, cash equivalents, restricted cash and investments totaled $287.1 million at June 30, 2025, of which $15.1 million of cash and cash equivalents are held within the company’s European business and is reflected in current assets held for sale, compared to $338.1 million at June 30, 2024. Net cash utilization for the second quarter of 2025 was $30.4 million, which was driven by the $75 million Pharmakon prepayment made in April 2025. Excluding this prepayment, there was $44.6 million of cash generated during the quarter, primarily driven by ORLADEYO sales.

In July, the company paid down an additional $50 million on the outstanding principal amount under the Pharmakon term loan, leaving a remaining principal balance of $199 million. Upon the expected closing of the sale of its European business in early October, the company intends to retire all its remaining term debt.

Financial Outlook for 2025
The company is maintaining its outlook for full year 2025 global net ORLADEYO revenue to between $580 million and $600 million, even when excluding fourth quarter European revenue after the expected closing of the sale of its European business.

Excluding stock-based compensation expense and deal-related costs, and without removal of fourth quarter European operating expenses, the company expects 2025 non-GAAP operating expenses to be between $440 million and $450 million. The company plans to provide updated 2025 operating expense guidance on its 3Q 2025 earnings call, after the expected closing of the sale of its European business.

The company remains on track to deliver net income and positive cash flows for full year 2025. Positive cash flow refers to the improvement in cash, cash equivalents, restricted cash and investments from year end 2024 to year end 2025, not including the impact of $125 million in Pharmakon prepayments made in 2025.

Conference Call and Webcast
BioCryst management will host a conference call and webcast at 8:30 a.m. ET today to discuss the financial results and provide a corporate update. The live call may be accessed by dialing 1-844-481-2942 for domestic callers and 1-412-317-1866 for international callers. A live webcast and replay of the call will be available online in the investors section of the company website at www.biocryst.com.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals is a global biotechnology company with a deep commitment to improving the lives of people living with complement-mediated and other rare diseases. BioCryst leverages its expertise in structure-guided drug design to develop first-in-class or best-in-class oral small-molecule and protein therapeutics to target difficult-to-treat diseases. BioCryst has commercialized ORLADEYO® (berotralstat), the first oral, once-daily plasma kallikrein inhibitor, and is advancing a pipeline of small-molecule and protein therapies. For more information, please visit www.biocryst.com or follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements, expectations regarding pipeline development timing, and statements related to the anticipated sale of BioCryst’s European ORLADEYO business (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance, achievements or pipeline development timing to be materially different from any future results, performance, achievements, or timing expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions, including assumptions related to the expected date of closing of the Transaction and the potential benefits thereof, and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: BioCryst’s ability to successfully implement or maintain its commercialization plans for ORLADEYO; BioCryst’s ability to successfully progress its pipeline development plans as described herein, including meeting the expected timelines; the results of BioCryst’s partnerships with third parties may not meet BioCryst’s current expectations; risks related to government actions, including that decisions and other actions, including as they relate to pricing, may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst’s current expectations; the commercial viability of ORLADEYO, including its ability to achieve sustained market acceptance and demand; ongoing and future preclinical and clinical development of product candidates may take longer than expected and may not have positive results; the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results; BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; BioCryst may not advance human clinical trials with product candidates as expected; the FDA or other applicable regulatory agency may require additional studies beyond the studies planned for products and product candidates, may not provide regulatory clearances which may result in delay of planned clinical trials, may not review regulatory filings on our expected timeline, may impose certain restrictions, warnings, or other requirements on products and product candidates, may impose a clinical hold with respect to product candidates, or may withhold, delay or withdraw market approval for products and product candidates; product candidates, if approved, may not achieve market acceptance; BioCryst’s ability to successfully commercialize its products and product candidates; BioCryst’s ability to successfully manage its growth and compete effectively; timing for achieving and sustainability of profitability and positive cash flow may not meet management’s expectations; statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and BioCryst’s ability to execute its operational and budget plans; actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management’s expected ranges; the benefits of the Transaction, including future financial and operating results; the completion of the Transaction on anticipated terms and timing, including obtaining required regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; the risk that disruptions from the Transaction will harm BioCryst’s business, including current plans and operations; potential adverse reactions or changes to business relationships resulting from the completion of the Transaction; potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect BioCryst’s financial performance; certain restrictions during the pendency of the Transaction that may impact BioCryst’s ability to pursue certain business opportunities or strategic transactions; significant transaction costs associated with the Transaction; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction; and competitive responses to the Transaction. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

Non-GAAP Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including financial measures labeled as “non-GAAP” or “adjusted.”

We believe providing these non-GAAP measures, which show our results with these items adjusted, is valuable and useful since they allow management and investors to better understand the company’s financial performance in the absence of certain non-cash items such as stock-based compensation and special events and allow investors to more accurately understand our current and past period results and more easily compare them to future results. These non-GAAP measures also correspond with the way we expect investors and financial analysts to compare our results. Our non-GAAP measures should be considered only as supplements to, and not as substitutes for or in isolation from, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, operating income, net income, and earnings per share.

Our references to the “non-GAAP” or “adjusted” financial measures of non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP net income (loss) per common share for the three and six months ended June 30, 2024 and June 30, 2025 constitute non-GAAP financial measures. For 2024, it refers to our GAAP results, adjusted to show the results without including non-cash stock compensation expense. For 2025, it refers to our GAAP results, adjusted to show the results without including non-cash stock compensation expense and deal-related costs in connection with the anticipated sale of the company’s European ORLADEYO business. A reconciliation between GAAP and non-GAAP operating expenses, non-GAAP operating income (loss) and non-GAAP net income (loss) is provided in the table below.

We also provide our non-GAAP operating expense outlook for full year 2025, which refers to our expected GAAP operating expense, excluding stock-based compensation expense and deal-related costs. We have not provided a reconciliation against the comparable forward-looking GAAP measure because we are unable to predict with reasonable certainty the full amount of stock-based compensation expense or deal-related costs for the full year 2025 without unreasonable effort. Stock-based compensation expense is uncertain and depends on various factors, including our future hiring and retention needs, as well as the future fair market value of our common stock, which is difficult to predict and subject to change. In addition, we are unable to predict with reasonable certainty the full amount of deal-related costs as the closing of the sale of our European business is still pending and the related costs are dependent on various factors that have not yet occurred. The actual amount of stock-based compensation expense and deal-related costs for the full year 2025 could have a material impact on GAAP reported results for the guidance period.

BCRXW

Contact:
Investors:
investorrelations@biocryst.com

Media:
media@biocryst.com

BIOCRYST PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL SUMMARY
(In thousands, except per share)

Statements of Operations (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
ORLADEYO	$156,837	$108,288	$291,080	$197,155
Other	6,516	1,044	17,807	4,938
Total revenues	163,353	109,332	308,887	202,093

Expenses:
Cost of product sales	2,798	1,699	7,366	2,964
Research and development	43,386	37,623	80,656	84,116
Selling, general and administrative	87,383	61,249	169,852	120,740
Total operating expenses	133,567	100,571	257,874	207,820
Income (loss) from operations	29,786	8,761	51,013	(5,727)

Other income (expense):
Interest income	2,516	3,554	5,540	7,585
Interest expense	(21,582)	(24,733)	(45,076)	(49,239)
Foreign currency losses, net	(63)	(84)	(62)	(135)
Loss on extinguishment of debt	(4,171)	—	(4,171)	—
Total other expense	(23,300)	(21,263)	(43,769)	(41,789)

Income (loss) before income taxes	6,486	(12,502)	7,244	(47,516)
Income tax expense	1,401	172	2,127	537
Net income (loss)	$5,085	$(12,674)	$5,117	$(48,053)

Net income (loss) per common share: basic	$0.02	$(0.06)	$0.02	$(0.23)
Weighted average shares of common stock outstanding: basic	209,519	206,425	209,203	206,244
Net income (loss) per common share: diluted	$0.02	$(0.06)	$0.02	$(0.23)
Weighted average shares of common stock outstanding: diluted	219,886	206,425	217,574	206,244

Balance Sheet Data (in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)	Note 1
Cash, cash equivalents and investments	$270,139	$341,173
Restricted cash	1,892	1,610
Receivables	91,177	79,069
Current assets held for sale (Note 2)	29,170	—
Total assets	457,188	490,420
Secured term loan	242,794	314,869
Royalty financing obligation	483,583	513,729
Accumulated deficit	(1,764,923)	(1,770,040)
Stockholders’ deficit	(421,594)	(475,934)
Shares of common stock outstanding	209,905	208,543

Note 1: Derived from audited financial statements.
Note 2: Current assets held for sale include the assets of the Company’s European ORLADEYO Business, primarily comprised of $15,058 of cash and cash equivalents and $10,403 of trade receivables at June 30, 2025.

Reconciliation of Non-GAAP Operating Expenses, Non-GAAP Income from Operations, Non-GAAP Net Income (Loss), and Non-GAAP Earnings (Loss) Per Share (in thousands, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
As reported GAAP operating expenses	$133,567	$100,571	$257,874	$207,820
Less: Deal costs related to sale of European business	5,888	—	6,438	—
Less: Stock-based compensation expense	21,304	13,173	42,672	26,825
Non-GAAP operating expenses	$106,375	$87,398	$208,764	$180,995

GAAP income (loss) from operations	$29,786	$8,761	$51,013	$(5,727)
Less: Deal costs related to sale of European business	(5,888)	—	(6,438)	—
Less: Stock-based compensation expense	(21,304)	(13,173)	(42,672)	(26,825)
Non-GAAP income from operations	$56,978	$21,934	$100,123	$21,098

GAAP net income (loss)	$5,085	$(12,674)	$5,117	$(48,053)
Less: Deal costs related to sale of European business	(5,888)	—	(6,438)	—
Less: Stock-based compensation expense	(21,304)	(13,173)	(42,672)	(26,825)
Non-GAAP net income (loss)	$32,277	$499	$54,227	$(21,228)

GAAP basic net income (loss) per common share	$0.02	$(0.06)	$0.02	$(0.23)
GAAP diluted net income (loss) per common share	$0.02	$(0.06)	$0.02	$(0.23)

Non-GAAP basic net income (loss) per common share	$0.15	$0.00	$0.26	$(0.10)
Non-GAAP diluted net income (loss) per common share	$0.15	$0.00	$0.25	$(0.10)